Exhibit 10.1

CREDIT AGREEMENT

dated as of

June 16, 2008

Among

INTERNATIONAL PAPER COMPANY,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

Administrative Agent

J.P. MORGAN SECURITIES INC.,

UBS SECURITIES LLC,

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC. and

RBS SECURITIES CORPORATION d/b/a RBS GREENWICH CAPITAL,

Joint Lead Arrangers and Joint Bookrunners

UBS SECURITIES LLC,

Syndication Agent

BANK OF AMERICA, N.A.,

DEUTSCHE BANK AG NEW YORK BRANCH and

THE ROYAL BANK OF SCOTLAND PLC

Co-Documentation Agents

$3,000,000,000

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		Page
	ARTICLE IV

	GUARANTEE

SECTION 4.01.	Guarantee	29
SECTION 4.02.	Obligations Unconditional	30
SECTION 4.03.	Reinstatement	30
SECTION 4.04.	Subrogation	30
SECTION 4.05.	Remedies	31
SECTION 4.06.	Continuing Guarantee	31
SECTION 4.07.	Release of Guarantors	31
SECTION 4.08.	Right of Contribution	31
SECTION 4.09.	List of Guarantors	31

	ARTICLE V

	CONDITIONS

SECTION 5.01.	Closing Date	31

	ARTICLE VI

	COVENANTS OF THE BORROWER

SECTION 6.01.	Financial Statements	34
SECTION 6.02.	Litigation	35
SECTION 6.03.	Corporate Existence, Etc.	35
SECTION 6.04.	Insurance	36
SECTION 6.05.	Additional Guarantors	36
SECTION 6.06.	Prohibition of Fundamental Changes	36
SECTION 6.07.	Limitation on Liens	37
SECTION 6.08.	Total Debt to Total Capital Ratio	38
SECTION 6.09.	Minimum Consolidated Net Worth	38

	ARTICLE VII

	EVENTS OF DEFAULT

	ARTICLE VIII

	THE ADMINISTRATIVE AGENT

	ARTICLE IX

	MISCELLANEOUS

SECTION 9.01.	Notices	42
SECTION 9.02.	Waivers; Amendments	43
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	44
SECTION 9.04.	Successors and Assigns	45
SECTION 9.05.	Survival	48
SECTION 9.06.	Counterparts; Integration; Effectiveness	48

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SCHEDULE I-A	Tranche A Commitments
SCHEDULE I-B	Tranche X Commitments
SCHEDULE II	Amortization Payments
SCHEDULE III	Debt Instruments
SCHEDULE IV	Existing Liens
SCHEDULE V	List of Guarantors

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Interest Election Request
EXHIBIT D	Form of Joinder Agreement
EXHIBIT E-1	Form of Tranche A Note
EXHIBIT E-2	Form of Tranche X Note
EXHIBIT F-1	Form of Opinion of Debevoise & Plimpton LLP
EXHIBIT F-2	Form of Opinion of Borrower Counsel
EXHIBIT F-3	Form of Opinion of Local Counsel
EXHIBIT G	Form of Officer’s Certificate
EXHIBIT H	Form of Solvency Certificate

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This CREDIT AGREEMENT (this “Agreement”), dated as of June 16, 2008, among INTERNATIONAL PAPER COMPANY, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders (as hereinafter defined) make loans to the Borrower in the form of (a) Tranche A Loans on the Closing Date in an aggregate principal amount not exceeding $2,500,000,000 and (b) Tranche X Loans on the Closing Date in an aggregate principal amount not exceeding $500,000,000. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“6B Rating Status” has the meaning assigned to such term in Section 2.10(a).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the containerboard, packaging and recycling business division of Seller.

“Acquisition” means the acquisition of the Acquired Business pursuant to the Purchase Agreement.

“Adjusted LIBO Rate” means, for the Interest Period for any LIBOR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as Administrative Agent for the Lenders hereunder.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introductory section.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest announced publicly by JPMCB in New York, New York, from time to time, as JPMCB’s prime rate and (b) 0.50% per annum above the Federal Funds Effective Rate. Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.

“Anti-Terrorism Laws” means any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Amount” has the meaning assigned to such term in Section 2.10(a).

“Applicable Margin” means, for any day, with respect to any Loan, the applicable rate per annum set forth below based upon the long-term debt ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt, after giving effect to the Transactions:

		Applicable Margin
	Ratings by S&P and Moody’s	ABR Loans	LIBOR Loans
I	Either (i) A- or higher and Baa1 or higher; or (ii) BBB+ or higher and A3 or higher	0.0	100.0

II	Above category does not apply and either (i) BBB+ or higher and Baa2 or higher; or (ii) BBB or higher and Baa1 or higher	25.0	125.0

III	Above categories do not apply and either (i) BBB or higher and Baa3 or higher; or (ii) BBB- or higher and Baa2 or higher	62.5	162.5

IV	BBB- and Baa3	75.0	175.0

V	Above categories do not apply and either (i) BBB- or higher and Ba1 or higher; or (ii) BB+ or higher and Baa3 or higher	112.5	212.5

VI	Above categories do not apply and either (i) BB+ or higher and Ba2 or higher; or (ii) BB or higher and Ba1 or higher	150.0	250.0

VII	Above categories do not apply	175.0	275.0

;provided that the Applicable Margin with respect to the Tranche X Loans for each category shall increase by 25 basis points following the date which is six months after the Closing Date and shall increase by an additional 50 basis points following the first anniversary of the Closing Date.

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in the lowest category in the schedule above; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (iii) if any Event of Default shall have occurred and be continuing, each of Moody’s and S&P shall be deemed to have established a rating in the lowest category in the schedule above. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment and, after the Commitments have terminated or expired, the percentage of the aggregate principal amount of Loans outstanding represented by such Lender’s Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc., UBS Securities LLC, Banc of America Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Corporation d/b/a RBS Greenwich Capital, in their capacity as joint lead arrangers and joint bookrunners in respect of the credit facilities hereunder.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, consolidation, Condemnation or Casualty and including any sale and leaseback transaction) of any property by the Borrower or any of its Subsidiaries, excluding sales of inventory, dispositions of cash and cash equivalents and sales of accounts receivables under the Securitization Facility, in each case, in the ordinary course of business (provided that sales of Forestlands shall not be deemed sales of inventory in the ordinary course of business), and (b) any issuance or sale of any Equity Interests of any of the Borrower’s Subsidiaries, in the case of each of clauses (a) and (b), to any Person other than the Borrower or any of its Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee pursuant to Section 9.04, in substantially the form of Exhibit A.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means International Paper Company, a New York corporation.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date or (b) all LIBOR Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by a Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a LIBOR Loan, that is also a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Tranche A Loans or Tranche X Loans, (b) when used in reference to any Lenders, refers to whether such Lenders are Tranche A Lenders or Tranche X Lenders and (c) when used in reference to any Commitments, refers to whether such Commitments are Tranche A Commitments or Tranche X Commitments.

“Closing Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Commitment or Tranche X Commitment.

“Commitment Letter” means the commitment letter, dated as of March 15, 2008, among the Borrower, the Arrangers and certain of their Affiliates, as amended.

“Communications” has the meaning assigned to such term in Section 9.01(b).

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated Net Worth” means, as at any time, the sum of the following for the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a) the amount of capital stock; plus

(b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c) the cost of treasury shares;

provided, however, the foregoing calculation shall not take into account any impairment of goodwill arising under FASB 142 regardless of whether such impairment arises prior to or after the date hereof.

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Issuance” means the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness for borrowed money, other than Excluded Indebtedness.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, (A) consolidated earnings from continuing operations before income taxes and minority interest for such period, plus (B) to the extent such consolidated earnings were reduced thereby, without duplication, (i) net interest expense, depreciation, amortization and cost of timber harvest, (ii) transaction fees and expenses, integration expenses, restructuring charges or reserves and expense amounts associated with any purchase accounting adjustments and step-ups with respect to re-valuing assets and liabilities, all in connection with the Transactions, (iii) any cumulative effect of changes in accounting principles (which may be negative or positive), (iv) the aggregate amount of all other non-cash expenses or charges (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period), such as impairments of fixed assets and goodwill, (v) losses on sales of businesses and impairments of businesses held for sale and (vi) other non-recurring expenses, losses or charges, minus (C) the sum of (i) the aggregate amount of all non-cash items increasing such consolidated earnings (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, (ii) gains on sales of businesses and (iii) other non-recurring income or gains, all determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environment” means ambient air, indoor air, surface water, sediments, groundwater, land surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, or other governmental restrictions relating to pollution or the protection of the Environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations, restricted stock units or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the date hereof, and any right to purchase or acquire such equity, including warrants and options, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” means any issuance or sale by the Borrower after the Closing Date of any Equity Interests in the Borrower (including any Equity Interests issued upon exercise of any warrant or option); provided, however, that Equity Issuance shall not include any issuance of Equity Interests to officers, directors, employees and consultants of the Borrower or any of its Subsidiaries pursuant to the Borrower’s compensation arrangements in the ordinary course of business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Indebtedness” means (i) industrial revenue or development bonds issued in the ordinary course of business, (ii) borrowings under credit facilities listed on Schedule III (or replacement credit facilities thereof) in an amount at any time outstanding not in excess of the commitments listed on Schedule III, (iii) Indebtedness (other than Notes) incurred to refinance Indebtedness listed in (x) Part C (Timber Notes Financing) of Schedule III, to the extent using the same or similar financing structures, or (y) Part D, E, F or G (international Indebtedness) of Schedule III, (iv) Indebtedness (other than Notes) of Foreign Subsidiaries to finance ongoing operations of such Foreign Subsidiaries and short-term Indebtedness of Foreign Subsidiaries that is not outstanding longer than 15 days and (v) Indebtedness owing to the Borrower or any of its Subsidiaries.

“Excluded Subsidiary” means (i) any Foreign Subsidiary of the Borrower or a Subsidiary of a Foreign Subsidiary of the Borrower; (ii) any Subsidiary that has total assets (on a consolidated basis with its Subsidiaries) of less than $100.0 million; (iii) any Special Purpose Subsidiary; (iv) Shorewood Packaging Corporation, a Delaware corporation; provided that such Subsidiary does not guarantee any other Indebtedness; (v) Sustainable Forest LLC, a Delaware limited liability company; provided that such Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (v) if, within 18 months of the date hereof, it does not enter into definitive agreements with third parties for the sale, or other bona fide financing transaction relating to the disposition, of substantially all of its assets (but for assets such that it would satisfy the test under clause (ii) above) or does not consummate such sale or other bona fide financing transaction within 27 months of the date hereof, and provided further that prior to such sale or other bona fide financing transaction, it shall not guarantee any other Indebtedness; and (vi) any Subsidiary that is subject to regulation as an insurance company (or is a Subsidiary of a Subsidiary that is subject to regulation as an insurance company); provided that the total assets of the Excluded Subsidiaries (each on a consolidated basis with its Subsidiaries) described in clause (ii) shall not exceed 10% of all assets of the Borrower and its Subsidiaries (excluding the Excluded Subsidiaries described in clause (i), (iii), (iv) or (vi)) and the Borrower shall designate such Subsidiaries as it selects to cease being Excluded Subsidiaries as necessary in order to comply with this proviso (in which case, such Subsidiaries shall no longer be deemed to be Excluded Subsidiaries pursuant to clause (ii)).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on interest payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such date (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by JPMCB from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential fee letter, dated as of March 15, 2008, among the Borrower, the Arrangers and certain of their Affiliates, as amended.

“Foreign Financings” means the financings of (i) Compagnie Marocaine des Cartons et des Papiers, a Moroccan Subsidiary of the Borrower, and (ii) Ilim Group, International Paper & Sun Cartonboard Co., Ltd., Shangdong International Paper & Sun Coated Paperboard Co., Ltd, each of which is a joint venture of the Borrower; provided that, in each of clauses (i) and (ii), such financings are not guaranteed by the Borrower.

“Foreign Jurisdiction” means any jurisdiction other than the United States of America, a State thereof, the District of Columbia or any political subdivision of any of the foregoing.

“Foreign Lender” means any Lender that is organized under the laws of a Foreign Jurisdiction.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a Foreign Jurisdiction; provided that a Foreign Subsidiary Holding Company will be deemed a Foreign Subsidiary.

“Foreign Subsidiary Holding Company” means a foreign subsidiary holding company as reasonably determined by the Borrower that has not guaranteed any Indebtedness for borrowed money of the Borrower or any of its Subsidiaries that is not a Foreign Subsidiary; provided that neither International Paper France Inc., a Delaware corporation (“IP France”), nor any newly organized domestic holding company that holds the stock of IP France (“IP France Holdco”) shall be deemed to be a foreign subsidiary holding company so long as the Borrower intends IP France or IP France Holdco, as the case may be, to be a foreign subsidiary holding company or be redomiciled as a Foreign Subsidiary and the Borrower shall use commercially reasonable efforts to cause it to be a foreign subsidiary holding company or to be so redomiciled as soon as practicable but in any event within one year after the Closing Date.

“Forestlands” means at any time property which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.04, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 4.01.

“Guarantors” means each Subsidiary listed on Schedule V, and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 6.05.

“Hazardous Materials” means any materials, substances, chemicals, wastes, constituents, compounds, pollutants, or contaminants, in any form, including crude oil, petroleum or petroleum distillates, asbestos, or asbestos-containing materials, regulated, or which can give rise to liability, under any Environmental Law.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03.

“Index Debt” means senior, unsecured, long-term debt securities of the Borrower that are not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Interest Payment Date” means the Tranche A Maturity Date or Tranche X Maturity Date, as applicable, and (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any LIBOR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a LIBOR Loan that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

“Interest Period” means, for any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or a shorter period or nine or twelve months if agreed to by all affected Lenders); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Kwidzyn” means International Paper - Kwidzyn sp. z o.o., a Polish joint stock company.

“Kwidzyn Entity” means (i) Kwidzyn, (ii) Kwidzyn France, as long as it holds no assets other than (A) interests in Kwidzyn, (B) cash and cash equivalents and (C) “political risk” insurance policies with respect to Kwidzyn, and (iii) International Paper Investments (Poland), Inc., a Delaware corporation, as long as it holds no assets other than (A) interests in and contracts with Kwidzyn, (B) unless Kwidzyn France is not then a Kwidzyn Entity, interests in Kwidzyn France and (C) cash and cash equivalents.

“Kwidzyn France” means Cellulose et Papiers de Pologne, S.A.S., a French corporation.

“Lenders” means the Persons listed on Schedules I-A and I-B and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means the ratio of (x) Pro Forma Total Debt of the Borrower as of the Closing Date to (y) Pro Forma EBITDA for the latest four-quarter period ending with the latest fiscal quarter for which interim financial statements are required pursuant to Section 5.01(d).

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Page LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) (such applicable page, the “Screen”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” means the Tranche A Loans and the Tranche X Loans, collectively.

“Margin Stock” means margin stock within the meaning of Regulations U and X.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Borrower that has total assets equal to 5% or more of Consolidated Net Worth.

“MNPI” has the meaning assigned to such term in Section 9.01(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received), net of, without duplication,

(i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale);

(ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds);

(iv) the principal amount, premium or penalty, if any, interest and other amounts on (x) any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under this Agreement at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties) or (y) any Indebtedness to the extent the net proceeds thereof were used to fund the acquisition or construction of the properties subject to such Asset Sale, which Indebtedness must by its terms, or in order to obtain a necessary consent to such Asset Sale, be, and is repaid out of the proceeds from such Asset Sale;

(v) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Borrower or a Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale,

(vi) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any of its Subsidiaries within 90 days of such Asset Sale, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable within 90 days from the date of such Asset Sale by the Borrower or any of its Subsidiaries, in either case in respect of such Asset Sale;

(vii) in the case of any Casualty or Condemnation, any amount thereof that constitutes or represents the proceeds of business interruption insurance or reimbursement or compensation for any amount previously paid by the Borrower or any of its Subsidiaries; and

(viii) in the case of an Asset Sale by a Foreign Subsidiary, the Borrower’s good faith estimate of income taxes that would be payable if the Net Cash Proceeds of such Asset Sale were to be dividended, distributed or otherwise paid to the Borrower or any of its Subsidiaries (other than a Foreign Subsidiary), whether or not actually dividended, distributed or otherwise paid to the Borrower or such Subsidiary; and

(b) with respect to any Debt Issuance or any Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Notes” means any debt securities issued pursuant to a public offering or Rule 144A or other private placement.

“Notice” has the meaning assigned to such term in Section 9.01(a).

“Obligors” means the Borrower and the Guarantors.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws”.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” has the meaning assigned to such term in Section 3.12(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 9.01(b).

“Private Sider Communications” has the meaning assigned to such term in Section 9.01(c).

“Private Siders” has the meaning assigned to such term in Section 9.01(c).

“Pro Forma EBITDA” means, for any period, EBITDA for such period determined after giving effect to the Transactions as if they had occurred at the beginning of such period.

“Pro Forma Total Debt” means, as of any date, Total Debt at such date determined after giving effect to the Transactions.

“Project Indebtedness” means (i) Indebtedness of any Kwidzyn Entity or (ii) Indebtedness of the Borrower, International Paper Investments S.A., a French corporation, or International Paper S.A., a French corporation, that constitutes Indebtedness of such Person due solely to the pledge, on a non-recourse basis, by such Person of Indebtedness or capital stock of any Kwidzyn Entity held by such Person to secure Indebtedness of any Kwidzyn Entity to any other Person or Persons or (iii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 6.07(h)); provided in the case of this clause (iii) that (x) such Indebtedness is non-recourse to any other assets and (y) the aggregate principal amount of such Indebtedness may at no time exceed $200,000,000.

“Public Siders” has the meaning assigned to such term in Section 9.01(c).

“Purchase Agreement” means the Purchase Agreement dated as of March 15, 2008 between the Borrower and the Seller.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the Closing Date.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulations D, U and X” means, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, or from, into or through any building or structure.

“Required Lenders” means, at any time, the Required Tranche A Lenders and the Required Tranche X Lenders.

“Required Tranche A Lenders” means Tranche A Lenders having at such time in excess of 50% of the aggregate Tranche A Commitments then in effect or, after the Tranche A Commitments are terminated, the Tranche A Loans then outstanding.

“Required Tranche X Lenders” means Tranche X Lenders having at such time in excess of 50% of the aggregate Tranche X Commitments then in effect or, after the Tranche X Commitments are terminated, the Tranche X Loans then outstanding.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Screen” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Securitization Facility” means the facility made available pursuant to the second amended and restated credit and security agreement dated as of March 13, 2008 among Red Bird Receivables, LLC, International Paper Company, Citicorp North America, Inc. and other parties from time to time thereto, and the receivables sale and contribution agreement dated as of March 13, 2008 between International Paper Company and Red Bird Receivables, LLC, as each is amended or replaced from time to time; provided that to the extent borrowings exceed $1,000,000,000 in the aggregate at any time outstanding, the sale of receivables supporting such borrowings shall not be excluded from the definition of “Asset Sale.”

“Seller” means Weyerhaeuser Company, a Washington corporation.

“Signing Date” means the date on which this Agreement becomes effective pursuant to the provisions of Section 9.06.

“Special Purpose Subsidiary” means any special purpose Subsidiary that was created in connection with, and is party to, any financing transaction involving promissory notes or letters of credit or any other securitization transaction and is prohibited from providing guarantees without the consent of a third party. For the avoidance of doubt, Blue Sky Timber Properties LLC, Southland Timber Holdings LLC and Southeast Timber, Inc. shall each be deemed to be a Special Purpose Subsidiary so long as they (i) continue their existing structure as described to the Arrangers prior to the date hereof and (ii) do not guarantee any other Indebtedness to third parties and are prohibited from providing guarantees without the consent of a third party.

“Statutory Reserve Rate” means, for the Interest Period for any LIBOR Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages

(including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, (a) any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. “Wholly Owned Subsidiary” means any Subsidiary of which all of such shares or ownership interests, other than (in the case of a corporation) directors’ qualifying shares, are owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person. As of the Closing Date, the Subsidiaries of the Borrower include the Subsidiaries of the Borrower after giving effect to the Acquisition.

“Tangible Assets” means, at any time, Total Assets minus the sum of the items identified in clause (c) of the definition in this Section 1.01 of the term “Tangible Net Worth”.

“Tangible Net Worth” means, as at any time, the sum of the following for the Borrower and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a) the amount of capital stock; plus

(b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c) the sum of the following: cost of treasury shares and the book value of all assets of the Borrower and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 2003 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to December 31, 2003).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Ticking Fee” has the meaning assigned to such term in Section 2.10(a).

“Total Assets” means, at any time, the total assets of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

“Total Capital” means, at any date, Consolidated Net Worth plus Total Debt each determined as of such date.

“Total Debt” means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Loan hereunder on the Closing Date in the amount set forth on Schedule I-A opposite such Lender’s name. The initial aggregate amount of the Lenders’ Tranche A Commitments is $2,500,000,000 and shall be subject to change pursuant to Section 2.07 or Section 9.02(c).

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Loan.

“Tranche A Loan” means the Loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.

“Tranche A Maturity Date” means the date which is five years after the Closing Date or, if such date is not a Business Day, the next preceding Business Day.

“Tranche X Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche X Loan hereunder on the Closing Date in the amount set forth on Schedule I-B opposite such Lender’s name. The initial aggregate amount of the Lenders’ Tranche X Commitments is $500,000,000 and shall be subject to change pursuant to Section 2.07 or Section 9.02(c).

“Tranche X Lender” means a Lender with a Tranche X Commitment or an outstanding Tranche X Loan.

“Tranche X Loan” means the Loans made by the Lenders to the Borrower pursuant to clause (b) of Section 2.01.

“Tranche X Maturity Date” means the date which is one year after the Closing Date, except that, if the Borrower elects to extend the Tranche X Facility pursuant to Section 2.19, the “Tranche X Maturity Date” shall be the date which is one year and six months after the Closing Date; provided that, in either case, if such date is not a Business Day, the Tranche X Maturity Date shall be the next preceding Business Day.

“Transactions” means, collectively, (a) the consummation of the Acquisition; (b) the execution, delivery and performance of this Agreement and the borrowings hereunder; (c) any issuance of Notes, if any, after the Signing Date and on or prior to the Closing Date; and (d) the payment of all fees, commissions and expenses in connection with the foregoing.

“Transferred Guarantor” has the meaning assigned to such term in Section 4.07.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly Owned Subsidiary” has the meaning assigned to such term in the definition of “Subsidiary.”

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”), by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “Tranche A LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Borrowing”), by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Tranche A LIBOR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms and Determinations.

(a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, until the first financial statements are delivered under Section 6.01, shall mean the financial statements referred to in Section 3.02). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.01 unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 3.02).

(b) Descriptions of Material Variations. The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) Changes of Fiscal Years. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Lender and the Administrative Agent.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Tranche A Loan to the Borrower on the Closing Date in a principal amount not to exceed its Tranche A Commitment and (b) to make a Tranche X Loan to the Borrower on the Closing Date in a principal amount not to exceed its Tranche X Commitment. In each case, amounts paid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $25,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the remaining principal amount of the Loans of any Class. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen LIBOR Borrowings outstanding.

(c) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a LIBOR Borrowing, any Borrowing if the Interest Period requested therefor would end after the Tranche A Maturity Date or Tranche X Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of any Borrowing (other than an ABR Borrowing on the Closing Date), not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, and (b) in the case of an ABR Borrowing on the Closing Date, not later than 10:00 a.m., New York City time, on such date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of each Borrowing requested and, for each such Class, the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) for each Class, whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv) in the case of a LIBOR Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(c); and

(v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Intentionally Omitted].

SECTION 2.05. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of the Borrowing on the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the requested Borrowing or Borrowings, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Defaulting Lenders. For the avoidance of doubt, the Arrangers and the Lenders that are Affiliates of the Arrangers shall be entitled (in addition to the Borrower) to enforce the obligations of any Lender that has not made its share of the applicable Loans to be made by it available to the Administrative Agent by 12:00 noon, New York City time, on the Closing Date.

SECTION 2.06. Interest Elections.

(a) Elections by the Borrower. The Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a LIBOR Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(c).

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to or continued as, as the case may be, (i) if the Loans constituting such Borrowing are Tranche A Loans, a LIBOR Borrowing with a 3-month Interest Period, and (ii) if the Loans constituting such Borrowing are Tranche X Loans, a LIBOR Borrowing with a 1-month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (A) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (B) unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.07. Reduction or Termination of Commitments.

(a) Reduction of Commitments. The aggregate principal amount of Debt Issuances after the Signing Date and on or prior to the Closing Date shall reduce, first, the aggregate amount of Tranche X Commitments and, second, the aggregate amount of Tranche A Commitments.

(b) Termination of Commitments. The Commitments shall terminate automatically immediately after the funding of the Loans on the Closing Date; provided that the Commitments shall terminate on September 30, 2008 if the funding of the Loans does not occur prior to such date. The Commitments shall automatically terminate upon termination of the Purchase Agreement in accordance with its terms.

(c) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a) Repayment.

(i) Tranche A Loans. The Borrower shall pay to the Administrative Agent, for the ratable account of the Tranche A Lenders, on each Quarterly Date beginning on December 31, 2008 a principal amount of Tranche A Loans equal to the percentage set forth on Schedule II of the original aggregate principal amount of Tranche A Loans made on the Closing Date (as adjusted from time to time pursuant to Section 2.09(d)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) Tranche X Loans. The Borrower shall pay to the Administrative Agent, for the ratable account of the Tranche X Lenders, on the Tranche X Maturity Date, the principal amount of the Tranche X Loans outstanding on the Tranche X Maturity Date.

(b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

(c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and, in the case of Tranche A Loans, in the form of Exhibit E-1 or, in the case of Tranche X Loans, in the form of Exhibit E-2. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09.

(b) Mandatory Prepayments.

(i) Asset Sales. Within seven Business Days following the receipt of any Net Cash Proceeds of any Asset Sale after the Closing Date by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Tranche X Loans in accordance with Sections 2.09(c) and (d), in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 2.09(b)(i) with respect to (A) up to $250.0 million in Net Cash Proceeds in the aggregate from Asset Sales of Forestlands, (B) up to $250.0 million in Net Cash Proceeds in the aggregate from Asset Sales of assets other than Forestlands and (C) Net Cash Proceeds of any Casualty or Condemnation to the extent that the Borrower shall have delivered an officer’s certificate to the Administrative Agent that the Borrower expects such Net Cash Proceeds to be reinvested in fixed or capital assets within 180 days from the later of the date of such Asset Sale and the date of receipt of such Net Cash Proceeds (or, if such reinvestment is in a project authorized by the board of directors of the Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project) and such reinvestment occurs within such applicable period; it being understood that such Net Cash Proceeds shall cease to be exempted from the prepayment requirement pursuant to this clause (C) after the expiration of such applicable period or when the Company or the board of directors of the Company determines not to proceed with such reinvestment.

(ii) Debt Issuance or Equity Issuance. Within three Business Days following receipt of any Net Cash Proceeds of any Debt Issuance or Equity Issuance after the Closing Date, the Borrower shall prepay the Tranche X Loans in accordance with Sections 2.09(c) and (d) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c) Notices, Etc. Each notice of prepayment shall be given in accordance with Section 2.08(b), shall be irrevocable and, in the case of a mandatory prepayment, include a reasonably detailed calculation of the amount of such prepayment; provided that a notice of full prepayment of all Loans may state that such notice is conditioned upon the consummation of a Debt Issuance, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b) and 2.09(d).

(d) Application of Prepayments. All optional prepayments shall be applied, first, to the Tranche X Loans and, second, to the Tranche A Loans. All prepayments of Tranche A Loans shall be applied to reduce scheduled repayments required under Section 2.08(a)(i), first, in direct order of such repayments due on the next four Quarterly Dates occurring following such prepayment and, second, on a pro rata basis among the repayments remaining to be made on other Quarterly Dates and the Tranche A Maturity Date.

(e) Escrow to Avoid Breakage. Notwithstanding the foregoing provisions of this Section 2.09, if at any time any prepayment of any LIBOR Borrowing pursuant to Section 2.09(b) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Section 2.14 as a result of such LIBOR Borrowing being prepaid other than on the last day of an Interest Period with respect thereto, then the Borrower may elect to defer the date for prepayment of such LIBOR Borrowing to the first date as of which such prepayment may be made without incurring breakage costs, but in any event by not more than one month following the date on which prepayment is required under Section 2.09(b); provided that an amount equal to the amount of such LIBOR Borrowings (the “Escrow Amount”) shall be deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of LIBOR Loans on the last day of the then next-expiring Interest Period for such LIBOR Borrowing; provided further that (i) interest in respect of such Escrow Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Escrow Amount is intended to repay until such Escrow Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such LIBOR Borrowing in an amount equal to such Escrow Amount.

SECTION 2.10. Fees.

(a) Ticking Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of the Tranche A Lenders a ticking fee (the “Ticking Fee”) in an amount equal to (i) if the ratings of the Index Debt, after giving effect to the Transactions, are BBB- or higher from S&P and Baa3 or higher from Moody’s (the “6B Rating Status) on the Closing Date, 20 basis points per annum and (ii) if the 6B Rating Status is not achieved on the Closing Date, 25 basis points per annum, in each case, on the Applicable Amount of the Tranche A Commitments, accruing from June 20, 2008 through and including the earlier of (1) the Closing Date and (2) the date the Commitments expire or terminate pursuant to the terms of this Agreement. The Ticking Fee is due and payable in cash on the earlier of the date of consummation of the Acquisition, whether or not any amount of the Loans is funded, and the date that such Commitments are terminated or expire pursuant to the terms of this Agreement. “Applicable Amount” means the aggregate amount of the Tranche A Commitments on the Signing Date; provided that if the aggregate amount of the Tranche A Commitments is increased or decreased pursuant to Section 9.02(c) with a corresponding decrease or increase, respectively, in the aggregate amount of the Tranche X Commitments, Applicable Amount means the Tranche A Commitments after giving effect to such increase or decrease.

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution (other than the administrative agent fee referred to in Section 2.10(b)) to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) LIBOR Loans. The Loans constituting each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, interest or premium (if any) on any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Tranche A ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the prime rate of JPMCB shall be computed on the basis of a year of 365 days (or 366 days in a leap year); interest shall in each case be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that the provisions of this Section shall not apply to any determination of the Adjusted LIBO Rate or the LIBO Rate (as the case may be) for the Interest Period for any LIBOR Borrowing if the applicable LIBO Rate is available on the Screen as contemplated by the first sentence of the definition of “LIBO Rate”.

SECTION 2.13. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any LIBOR Loan to the Borrower (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail calculations of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan of the Borrower other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan of the Borrower other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan of the Borrower on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09 and is revoked in accordance herewith), or (d) the assignment of any LIBOR Loan of the Borrower other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a LIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBOR Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits from other banks in the eurocurrency market at the commencement of such period. The Borrower shall not be responsible for losses described in this Section 2.14 arising more than six (6) months prior to its receipt of notice of such determination by the respective Lender requesting compensation for such loss. Such notice, to be effective, shall be accompanied by a calculation of such losses in reasonable detail. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement by the Borrower shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments by the Borrower to be made without withholding or at a reduced rate.

SECTION 2.16. [Intentionally Omitted].

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14 or 2.15 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of a Ticking Fee under Section 2.10 shall be made for account of the Tranche A Lenders, and each termination or reduction of the amount of the Commitments of any Class under Section 2.07 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans of any Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on the Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts payable under Section 2.14 as a result of such assignment), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender defaults, or gives written notice of its intent to default, in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent, replace such defaulting Lender with one or several assignees that shall assume all of such defaulting Lender’s interests, rights and obligations under this Agreement (which assignee or assignees shall be other Lenders that accept such assignment) in accordance with and subject to the restrictions contained in Section 9.04; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) the Assignment and Assumption effecting the assignment of a defaulting Lender’s interests, rights and obligations under this Agreement need not be executed by such defaulting Lender, (iii) the defaulting Lender shall not be entitled to any Ticking Fee, and any Ticking Fee that would have been payable to the defaulting Lender shall be paid pro rata to each assignee Lender, (iv) each assignee Lender may, at its option, make the Loans of such defaulting Lender as ABR Loans regardless of whether the Borrowing Request requested LIBOR Loans, which ABR Loans may be converted into LIBOR Loans in accordance with Section 2.06 so long as such LIBOR Loans would become part of a Borrowing of LIBOR Loans made by the Lenders on the Closing Date or have an Interest Period that ends on the same date as the Interest Period selected for a Borrowing of LIBOR Loans made by the Lenders on the Closing Date and (v) any such assignment shall not affect the rights of the Borrower, the Arrangers and the Lenders that are Affiliates of the Arrangers under Section 2.05(c) against the defaulting Lender, including to obtain damages in respect of such default.

SECTION 2.19. Extension of Tranche X Maturity Date. The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) within 30 days prior to the first anniversary of the Closing Date, request that the Lenders, and the Administrative Agent and the Lenders shall so, extend the Tranche X Maturity Date from the first anniversary of the Closing Date to the date which is eighteen months from the Closing Date; provided that the Tranche X Maturity Date shall not be so extended if an Event of Default shall have occurred and be continuing on the original Tranche X Maturity Date or after giving effect thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, as of the Signing Date and as of the Closing Date, that:

SECTION 3.01. Corporate Existence. Each of the Borrower and its Material Subsidiaries (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or, in the case of a Material Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

SECTION 3.02. Financial Condition.

(a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at December 31, 2006 and 2007 and the related consolidated statements of operations, cash flows and changes in common shareholders’ equity of the Borrower and its Consolidated Subsidiaries for the three fiscal years ended December 31, 2007, with the opinion thereon of Deloitte & Touche LLP, (ii) the unaudited consolidated balance sheets and related statements of operations, cash flows and stockholders’ equity of the Borrower and its Consolidated Subsidiaries for the fiscal quarters ended March 31, 2007 and 2008 (with respect to which the auditors have performed an SAS 100 review), (iii) the combined balance sheets of the Acquired Business as at December 31, 2006 and 2007 and the related combined statements of operations, cash flows and business unit equity of the Acquired Business for the three fiscal years ended December 31, 2007, with the opinion thereon of KPMG LLP, and (iv) the unaudited combined balance sheets and related statements of operations and cash flows of the Acquired Business for the fiscal quarters ended March 31, 2007 and 2008 (with respect to which the auditors shall have performed an SAS 100 review). Such financial statements fairly present, and the unaudited interim historical financial statements to be delivered pursuant to Sections 5.01(d) will fairly present, in all material respects, the consolidated financial condition of the entities to which they relate as at the dates presented, and the consolidated results of their operations and cash flows for the periods presented, all in accordance with GAAP (except, in the case of clauses (ii) and (iv) and in the case of the unaudited interim financial statements to be delivered pursuant to Section 5.01(d), for normal year-end audit adjustments and/or absence of full footnote disclosures); provided that this representation with respect to the financial statements of the Acquired Business is made to the best of the Borrower’s knowledge. Neither the Borrower nor any of its Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 2007, there has been no event or condition that could result in a Material Adverse Effect.

(b) The Borrower has heretofore delivered to the Lenders, the Borrower’s unaudited pro forma condensed combined balance sheets and statements of operations for the fiscal year ended December 31, 2007, after giving effect to the Transactions as if they had occurred on the last day of such period in the case of the balance sheet and as of the beginning of such period in the case of the statement of income. Such pro forma financial statements have been, and the pro forma financial statements to be delivered pursuant to Section 5.01(d) will be, prepared in compliance with Regulation S-X under the Securities Exchange Act of 1934.

SECTION 3.03. Litigation. The legal or arbitral proceedings, and proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Borrower) threatened against the Borrower and/or any of its Material Subsidiaries will not, in the opinion of the General Counsel of the Borrower, result in imposition of liability or assessment against (including seizure of) property that would result in a Material Adverse Effect.

SECTION 3.04. No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Borrower or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, other than immaterial conflicts under contractual obligations.

SECTION 3.05. Corporate Action of the Obligors. The Obligors have all necessary corporate power and authority to execute, deliver and perform their obligations under this Agreement; the execution, delivery and performance by the Obligors of this Agreement have been duly authorized by all necessary corporate action on their part; and this Agreement has been duly and validly executed and delivered by the Obligors and constitutes the legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

SECTION 3.06. Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Obligors of this Agreement or for the validity or enforceability thereof.

SECTION 3.07. Use of Loans. The Borrower will use the proceeds of the Loans solely to finance the Acquisition and pay fees, commissions and expenses in connection with the Transactions. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry, or to extend credit to others to buy or carry, any Margin Stock.

SECTION 3.08. ERISA. The Borrower and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

SECTION 3.09. Taxes. United States Federal income tax returns of the Borrower have been examined and closed through the fiscal year of the Borrower ended December 31, 2003. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except for those being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. If the Borrower is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the “common parent” of such group.

SECTION 3.10. Investment Company Act. None of the Obligors is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11. Debt Instruments. Schedule III is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries (other than any such Indebtedness, extension of credit (or commitment therefor) or guarantee the aggregate principal or face amount of which is not greater than $150,000,000; provided that the aggregate principal or face amount of Indebtedness, extensions of credit, commitments and guarantees under this exception shall not exceed $200,000,000), and the aggregate principal or face amount outstanding as of the date of this Agreement or which may become outstanding under each such arrangement is correctly described in Schedule III.

SECTION 3.12. Environmental Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) the Borrower and each of its Material Subsidiaries have obtained all permits, licenses and other authorizations (“Permits”) required under all applicable Environmental Laws for their respective operations, businesses and assets, and such permits are in full force and effect and the Borrower and each of its Material Subsidiaries are in compliance with the terms and conditions of all such Permits;

(ii) the Borrower and each of its Material Subsidiaries, and their respective operations and assets, are in compliance with all applicable Environmental Laws;

(iii) neither the Borrower nor any of its Material Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Laws, nor does the Borrower or any of its Material Subsidiaries have knowledge that any such notice will be received or is being threatened;

(iv) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower or any of its Material Subsidiaries, threatened, under any Environmental Law to which the Borrower or any of its Material Subsidiaries is or will be named as a party, nor are any of them subject to any consent decree, or consent order or other orders or judgments under any Environmental Law;

(v) there has been no Release or threat of Release of Hazardous Materials at, on, under or from any properties or facilities currently, or to the knowledge of the Borrower or any of its Material Subsidiaries, formerly, owned or operated by any of them which would reasonably be expected to result in a violation of or liability under any Environmental Laws on the part of any of them; and

(vi) neither the Borrower nor any of its Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any Person arising under or relating to any Environmental Laws.

(b) Compliance Review. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that, except as expressly disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 3.13. Full Disclosure. The Borrower has heretofore furnished to each of the Lenders a true copy of the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (as amended by the Borrower’s Current Report on Form 8-K filed on May 9, 2008) (the “Annual Report”), as filed by the Borrower with the Securities and Exchange Commission. The Annual Report and any quarterly and other periodic reports filed by the Borrower with the Securities and Exchange Commission after December 31, 2007 and on or prior to the Signing Date (in the case of this representation and warranty made on the Signing Date), and on or prior to the Closing

Date (in the case of this representation and warranty made on the Closing Date), taken as a whole do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.14. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans, (a) the fair value of the properties of each Obligor (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured during a period from the Closing Date through the date that is 90 days after the Tranche A Maturity Date; and (d) each Obligor (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.15. Anti-Terrorism Laws. Neither the Borrower nor any of its Material Subsidiaries (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

Neither the Borrower nor any of its Material Subsidiaries is an Embargoed Person.

Neither the Borrower nor any of its Material Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

GUARANTEE

SECTION 4.01. Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code, regardless of whether allowed or allowable in such proceeding) on the Loans made by the Lenders to, and the promissory notes held by the Lenders pursuant to Section 2.08(f) of, the Borrower and all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement, in each case, strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each of the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This is a guarantee of payment and not of collection.

SECTION 4.02. Obligations Unconditional. The obligations of each of the Guarantors under Section 4.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity, legality or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (including any immunity, sovereign or otherwise, to which the Borrower may be entitled), it being the intent of this Section that the obligations of each of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantors hereunder:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be amended, done or omitted;

(iii) the unenforceability, illegality, invalidity or non-provability of any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein;

(iv) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Person;

(v) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any Guaranteed Obligations;

(vi) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Person; or

(vii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented, or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 4.03. Reinstatement. The obligations of each of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and each of the Guarantors agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

SECTION 4.04. Subrogation. Each of the Guarantors hereby waives all rights of subrogation or contribution, whether arising by operation of law (including any such right arising under the Bankruptcy Code, as now or hereafter in effect) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IV and further agrees that for the benefit of each of its creditors (including each Lender and the Administrative Agent) further agrees that for the benefit of each of its creditors (including each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of the Borrower shall constitute a contribution of capital by each of the Guarantors to the Borrower or, if evidenced by an instrument in form and substance (and containing terms of subordination) satisfactory to the Required Lenders, indebtedness subordinated in right of payment to the principal of and interest (including post-petition interest) on the Loans owing by the Borrower.

SECTION 4.05. Remedies. Each of the Guarantors agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by each of the Guarantors for purposes of said Section 4.01.

SECTION 4.06. Continuing Guarantee. The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 4.07. Release of Guarantors. If, in compliance with the terms and provisions of this Agreement, all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is the Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 9.03 hereof). At the request of the Borrower, the Administrative Agent shall execute such documents as are necessary to evidence any release pursuant to this Section 4.07, so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 4.08. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4.04. The provisions of this Section 4.08 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

SECTION 4.09. List of Guarantors. Schedule V lists each Subsidiary of the Borrower as of the date hereof other than any Excluded Subsidiary.

ARTICLE V

CONDITIONS

SECTION 5.01. Closing Date. The obligations of the Lenders to make Loans hereunder shall be subject to satisfaction of each of the following conditions, or waiver of such conditions in accordance with Section 9.02:

(a) The Administrative Agent shall have received each of the following documents:

(i) Executed Counterparts. From each Obligor (including each Subsidiary of the Borrower that is required to be a Guarantor pursuant to Section 6.05 (without giving effect to any grace period therein)) a counterpart of this Agreement or, in the case of a Subsidiary of the Borrower that becomes a Guarantor pursuant to Section 6.05, a Joinder Agreement, in each case signed on behalf of such Obligor.

(ii) Opinion of Counsel to the Obligors. A favorable written opinion of (i) Debevoise & Plimpton LLP, special counsel for the Obligors, substantially in the form of Exhibit F-1, (ii) Marla F. Adair, Senior Counsel—Corporate Law to the Borrower, substantially in the form of Exhibit F-2, and (iii) Potter Anderson & Corroon LLP, special Delaware counsel for the Guarantors, substantially in the form of Exhibit F-3 (and the Borrower hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(iii) Corporate Documents. Such documents and certificates as the Administrative Agent, any Arranger or their counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the borrowings hereunder by the Borrower, and the Guarantee of the Guaranteed Obligations by the Guarantors, each of which shall be reasonably satisfactory to the Arrangers in form and substance.

(iv) Officer’s Certificate; Solvency Certificate. A certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer or another senior financial officer of the Borrower, in the form of Exhibit G, and a Solvency Certificate, dated the Closing Date and signed by the Chief Financial Officer of the Borrower or another senior financial officer of the Borrower, in the form of Exhibit H with appropriate insertions and attachments.

(v) Funds Flow Memorandum. A memorandum setting forth the sources and uses of funds in connection with the Transactions, which memorandum shall be consistent with this Agreement.

(b) Acquisition. The Acquisition shall be consummated concurrently with the funding of the Loans on the Closing Date substantially in accordance with the Purchase Agreement, without any waiver or amendment thereof, or consent thereunder, that is materially adverse to the Lenders unless consented to by the Administrative Agent and the Arrangers (which consent shall not be unreasonably withheld or delayed, it being understood that Borrower may waive the Marketing Period (as defined in the Purchase Agreement) in its sole discretion).

(c) Indebtedness. After giving effect to the Transactions, neither the Borrower nor any of its Subsidiaries shall have outstanding any Indebtedness for borrowed money other than (i) the Loans, (ii) Notes, (iii) Indebtedness listed on Schedule III, (iv) any Capital Lease Obligations, (v) Indebtedness owed to the Borrower or any of its Subsidiaries, (vi) any Indebtedness not otherwise excluded under any of clauses (i) through (v) and clause (vii) outstanding on the Closing Date with an aggregate principal amount no greater than $150.0 million, so long as the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $200.0 million, and (vii) any Foreign Financings. All Indebtedness for borrowed money of the Borrower and its Subsidiaries that is outstanding on the Closing Date (other than Indebtedness described in clauses (i) through (vii) of the preceding sentence) shall have been repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof given pursuant to procedures reasonably satisfactory to the Arrangers), and the Administrative Agent shall have received evidence of the foregoing in form and substance reasonably satisfactory to it.

(d) Financial Statements. The Lenders shall have received (i) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for such interim periods of 2008 and 2007 (with respect to which the independent auditors shall have performed an SAS 100 review) as would be required for a registered securities offering by the Borrower on the Closing Date, and unaudited combined balance sheets and related statements of income and cash flows of the Acquired Business for the same interim periods of 2008 and 2007 (with respect to which the independent auditors shall have performed an SAS 100 review), within 55 days after the end of the relevant fiscal quarter, and (ii) pro forma consolidated and consolidating balance sheets and related statements of income for the Borrower, as well as pro forma levels of EBITDA, for the latest four-quarter period ending with the latest interim period covered by the financial statements referred to clause (ii), in each case after giving effect to the Transactions, promptly after the historical financial statements for such periods are available. The financial statements referred to in clauses (i) through (ii) shall have been prepared in accordance with

GAAP, and the pro forma financial statements shall have been prepared in compliance with Regulation S-X under the Securities Exchange Act of 1934.

(e) Total Debt to Total Capital Ratio; Leverage Ratio. If the 6B Rating Status is achieved on the Closing Date, the ratio of Total Debt to Total Capital of the Borrower, calculated on a pro forma consolidated basis as of the Closing Date after giving effect to the Transactions, shall not be greater than 0.60:1.00. If the 6B Rating Status is not achieved on the Closing Date, the Leverage Ratio shall not be greater than 4.30:1.00.

(f) Debt Ratings. The ratings of the Index Debt on the Closing Date, after giving effect to the Transactions, shall be either (x) BBB- or higher from S&P and Ba1 (stable or positive outlook) or higher from Moody’s or (y) BB+ (stable or positive outlook) or higher from S&P and Baa3 or higher from Moody’s.

(g) Patriot Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 9.13.

(h) Fees. All reasonable and out-of-pocket costs and expenses (including legal fees and expenses of one firm of counsel per jurisdiction and the fees and expenses of appraisers, consultants and other advisors) and compensation payable to the Lenders, the Arrangers or the Administrative Agent as set forth in the Fee Letter or herein shall have been paid to the extent due. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Arrangers or the Administrative Agent and their respective affiliates under any other agreements.

(i) Information. Without prior written consent of the Arrangers, no information (other than projections, forecasts, budget, estimates, other forward-looking statements and other information of a general economic or industry specific nature) delivered to the Arrangers in writing prior to March 15, 2008 by or on behalf of the Borrower or any of its existing Subsidiaries and pertaining to the Borrower and its existing Subsidiaries shall be found (i) to contain, taken as a whole, any untrue statement of a material fact or (ii) to omit to state a material fact known to the Borrower necessary to make the statements contained therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made.

(j) No Closing Date Acquired Business Material Adverse Effect. Since March 15, 2008, there shall have been no Closing Date Acquired Business Material Adverse Effect. “Closing Date Acquired Business Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Business and the Transferred Assets (taken as a whole) other than an Effect relating to (A) the economy generally, (B) the industries in which the Business operates generally (including changes in prices for energy, raw materials and finished products), (C) the financial, securities and currency markets generally or (D) other than for purposes of Section 4.03 of the Purchase Agreement, the entering into or the public announcement or disclosure of the Purchase Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clause (A), (B) or (C), to the extent such Effect does not disproportionately affect the Business in relation to others in the same industry); provided that, for purposes of this definition only, each capitalized term has the meaning assigned to it in the Purchase Agreement.

(k) Clear Market. Since March 15, 2008, without the prior consent of the Arrangers, no debt securities or syndicated loan financing (excluding the Note offering, any tax exempt financings in the ordinary course of business consistent with past practice, the Foreign Financings and, after September 1, 2008, the refinancing of the €500 million Credit Facility of International Paper Investments (France S.A.S.)) for the Borrower or any of its Subsidiaries shall have been announced, syndicated or placed which financing, syndication or placement would have a materially detrimental effect upon the primary syndication of the Loans.

(l) Representations and Warranties. The representations and warranties in Sections 3.01, 3.04 (with respect to material agreements or instruments only), 3.05, 3.07 and 3.10, and the representations made by the Seller in the Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement, shall be (i) in the case of representations and warranties qualified by “materiality”, “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects.

(m) Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

ARTICLE VI

COVENANTS OF THE BORROWER

The Borrower agrees that, on or after the Closing Date and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by any Obligor hereunder:

Part A. Affirmative Covenants.

SECTION 6.01. Financial Statements. The Borrower shall deliver to the Administrative Agent on behalf of the Lenders (and upon receipt thereof the Administrative Agent shall promptly deliver to the Lenders):

(a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated statements of earnings and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated statements of earnings, cash flows and common shareholders’ equity of the Borrower and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year;

(c) promptly upon their becoming available, notices of the filing of all regular periodic reports which the Borrower shall have filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed, provided that, where any such mailed copies shall also have been filed with the Securities and Exchange Commission, the requirements of this paragraph shall be satisfied by the posting of such filings as contemplated below in the last paragraph of this Section;

(e) promptly after the Borrower knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect thereto;

(f) prompt written notice to the Administrative Agent and each of the Lenders upon any officer of the Borrower becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g) from time to time such other information regarding the business, affairs or financial condition of the Borrower or any of its Material Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender).

The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 6.08 and 6.09 as of the end of the respective quarterly fiscal period or fiscal year.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered in accordance with this Section on the date on which the Borrower notifies the Administrative Agent that such information has been posted on the Borrower’s website on the Internet, at www.sec.gov or at another website identified by the Borrower in a notice to the Administrative Agent and accessible by the Lenders without charge.

SECTION 6.02. Litigation. The Borrower will promptly give to the Administrative Agent (and upon receipt thereof the Administrative Agent shall promptly give to the Lenders) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Material Subsidiaries, except any proceeding which, if adversely determined, would not have a Material Adverse Effect.

SECTION 6.03. Corporate Existence, Etc.

(a) The Borrower will, and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 6.06); comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements would reasonably be expected to result in a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Borrower or any Subsidiary of the Borrower may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities; and upon reasonable advance notice, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent.

(b) The Borrower will, and will cause each of its Material Subsidiaries to, (a) comply with all applicable Environmental Laws and obtain and comply with all Permits required by applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial and other corrective actions as required under any Environmental Laws unless being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect thereto in accordance with GAAP, except in each case where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.04. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

SECTION 6.05. Additional Guarantors. The Borrower will cause each Person that becomes a Subsidiary of the Borrower (other than an Excluded Subsidiary) to execute and deliver to the Administrative Agent a Joinder Agreement not later than 30 days after such Person becomes a Subsidiary. The Borrower will cause each Subsidiary that ceases to be an Excluded Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement not later than 30 days after the end of the first fiscal quarter ending after such Subsidiary ceases to be an Excluded Subsidiary.

Part B. Negative Covenants.

SECTION 6.06. Prohibition of Fundamental Changes. The Borrower will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, and will not permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary of the Borrower that is not a Guarantor may be merged or consolidated with or into: (i) the Borrower if the Borrower shall be the continuing or surviving corporation or (ii) any other Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary of the Borrower that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly Owned Subsidiary of the Borrower;

(c) the Borrower or any Subsidiary of the Borrower that is not a Guarantor may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Borrower, any successor entity (if other than Borrower) assumes, in a manner satisfactory to the Administrative Agent, all of the Borrower’s obligations under this Agreement (and, in that connection, delivers to the Administrative Agent such evidence of corporate authorization and opinions of counsel as are consistent with those delivered by the Borrower pursuant to Section 5.01 on the Closing Date and are reasonably requested by the Administrative Agent), (ii) in the case of a merger or consolidation of any Subsidiary, the surviving Person is a Wholly Owned Subsidiary of the Borrower and (iii) after giving effect thereto no Default would exist hereunder;

(d) any Guarantor may (i) be merged or consolidated with or into: (x) the Borrower if the Borrower shall be the continuing or surviving corporation, (y) any other Guarantor or (z) any Subsidiary that is not a Guarantor, if such Guarantor shall be the continuing or surviving Person, (ii) sell, lease, transfer or otherwise dispose of less than substantially all of its assets to the Borrower or a Wholly Owned Subsidiary of the Borrower and (iii) sell, lease, transfer or otherwise dispose of all or substantially all of its assets to the Borrower or a Wholly Owned Subsidiary of the Borrower that is a Guarantor; and

(e) in addition to the dispositions permitted pursuant to clauses (a) through (d) of this Section and dispositions not otherwise restricted by this Section 6.06 (which for the avoidance of doubt shall include sales or transfers of accounts receivable and related rights and assets to Red Bird Receivables LLC in the ordinary course of business), the Borrower or any Subsidiary of the Borrower may sell or otherwise dispose of any other assets (including by merger or consolidation) if, after giving effect to any such sale or disposition, the book value (determined at the time of sale or disposition) of such assets, together with the aggregate book value of all other assets sold or disposed of under this Section 6.06(e) since December 31, 2007 (assuming this Section 6.06 had been in effect since December 31, 2007), does not exceed 20% of Total Assets at December 31, 2007.

SECTION 6.07. Limitation on Liens. The Borrower will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Material Subsidiaries, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(c) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Material Subsidiaries;

(f) Liens on assets of Persons that become Subsidiaries of the Borrower after the date of this Agreement, provided that such Liens are in existence at the time the respective Persons become Subsidiaries of the Borrower and were not created in anticipation thereof;

(g) Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided further that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon; and provided further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 95% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of the respective property at the time it was acquired (by purchase, construction or otherwise);

(h) Liens on assets consisting of a capital project and rights related thereto (“Project Assets”) securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that (x) such Indebtedness is non-recourse to any other assets; (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph (h) may at no time exceed $200,000,000; and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

(i) Liens upon real and/or personal property of the Borrower or any Material Subsidiary of the Borrower in favor of the United States of America or any State thereof, any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any bonding authority (including any authority established for the issuance of industrial revenue bonds or similar instruments) to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness (including, but not limited to, industrial revenue bonds and similar instruments) incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

(j) Liens on (i) accounts receivable and related contract rights, letters of credit, accounts and similar assets arising in connection with any securitization transaction, and (ii) promissory notes, regulatory and any other related assets in connection with any financing transaction, in each case whether denominated as sales or borrowings;

(k) Liens granted to provide security in substitution for collateral presently securing existing Indebtedness, so long as such substitute collateral does not cover any property other than the property securing such existing Indebtedness;

(l) Liens securing judgments up to $200,000,000 for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under subsection (h) of Article VII;

(m) Liens in existence on the date hereof and listed on Schedule IV;

(n) additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

(o) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

and provided further that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Borrower or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

SECTION 6.08. Total Debt to Total Capital Ratio. The Borrower will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

SECTION 6.09. Minimum Consolidated Net Worth. The Borrower will not at any time permit Consolidated Net Worth to be less than $9,000,000,000.

ARTICLE VII

EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing after the Closing Date:

(a) The Borrower shall default in the payment when due of any principal of any Loan; or the Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for five or more Business Days; or

(b) Any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than (i) Indebtedness hereunder, (ii) Project Indebtedness or (iii) Indebtedness owed by any Material Subsidiary to the Borrower) of the Borrower or any of its Material Subsidiaries aggregating $200,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

(c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(d) The Borrower shall default in the performance of any of its obligations under any of Sections 6.06, 6.07, 6.08 or 6.09; or any Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty days after notice thereof to such Obligor (through notification to the Borrower) by the Administrative Agent or any Lender (through the Administrative Agent); or

(e) The Borrower or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Borrower or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h) A final judgment or judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court or courts against the Borrower and/or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Material Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) An event or condition shall occur or exist with respect to any Plan, Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall be reasonably likely in the opinion of the General Counsel of the Borrower to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is in excess of 10% of Consolidated Net Worth; or

(j) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, it being agreed that an employee of the Borrower or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee’s shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act, as amended) of 35% or more of the outstanding shares of stock of the Borrower having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Borrower (irrespective of whether or not at the time stock of any other class or classes of stock of the Borrower shall have or might have voting power by reason of the happening of any contingency); or

(k) During any period of 24 consecutive calendar months, a majority of the board of directors of the Borrower shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (j) above constituting at the time of such election or nomination at least a majority of said board of directors; or

(l) Any “Change of Control Triggering Event” (as defined in the Supplemental Indenture dated as of June 4, 2008 between the Borrower and the Bank of the New York, as trustee, as, such Supplemental Indenture is in effect on such date) shall occur; or

(m) Article IV of this Agreement shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or any Obligor shall repudiate or deny any portion of its liability or obligation for the obligations of the Borrower hereunder or any of the Guaranteed Obligations;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII with respect to any Obligor, the Administrative Agent may and, upon request of the Required Lenders shall, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII with respect to any Obligor, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable Requirements of Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct or, in the case of any amendment pursuant to Section 9.02(c), at the direction of at least three out of the five Arrangers (which may include the Arranger that is affiliated with the Administrative Agent). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any Guarantor, to the Borrower at Office of the Controller, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 419-4955; Telephone No. (901) 419-4043); with a copy to the Office of the General Counsel, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 419-1248; Telephone No. (901) 419-3829);

(ii) if to the Administrative Agent, to JPMCB, Loan and Agency Services - Texas, 1111 Fannin 10th Floor, Houston, Texas 77002, Attention of Leslie D. Opeyemi (Telecopy No. (713) 427-6307; Telephone No. (713) 750-2318); and copy to Mo-Lin R. Sum (Telecopy No. (212) 623-1310; Telephone No. (212) 623-7535); and

(iii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) Platform. Each Obligor further agrees that Administrative Agent may make all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement , including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”) available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Obligors, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Obligor’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c) Public/Private. Each Obligor hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications and (ii) to Public Siders such Communications and only such Communications that the Borrower clearly identifies in writing as being available for communication to Public Siders (“Public Sider Communications”). The Borrower represents and warrants that no Public Sider Communication contains or will contain any MNPI. “Private Siders” means Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” means Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower or its Affiliates’ securities or loans. “MNPI” means material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its Affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Lender confirms that it has developed procedures to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will designate at least one individual to receive Private Sider Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Sider Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Sider Communications does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Sider Communications that such electing Lender does not have, and takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Sider Communications.

SECTION 9.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (x) the Borrower, (y) in the case of a waiver, amendment or modification of Article IV, each other Obligor and (z) the Required Lenders or the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of termination or expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder, or reductions of Commitments (subject to Section 9.02(c)), shall be applied as among the Lenders or Classes of Loans, without the written consent of each Lender affected thereby,

(v) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Section 4.07) or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vi) decrease the percentage in the definition of the term “Required Tranche A Lenders” without the written consent of each Tranche A Lender, or decrease the percentage in the definition of the term “Required Tranche X Lenders” without the written consent of each Tranche X Lender, or change the definition of the term “Required Lenders” without the written consent of each Lender, or change any of the provisions of this Section or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) Amendments for Market Flex. Notwithstanding anything to the contrary, at any time prior to the date which is 90 days after the Closing Date, this Agreement may be amended pursuant to a written instrument or instruments executed by the Administrative Agent at the direction of at least three out of the five Arrangers (and without the consent of any other Person (provided that such Arrangers shall have consulted with the Borrower)) in order to implement the provisions of the Fee Letter under “Market Flex” (and subject to the limitations therein); provided that (i) no such amendment shall be adverse to the Lenders generally and (ii) no amendment with respect to any Class of Loans shall be adverse to the Lenders of such Class. A reduction in the aggregate amount of Commitments of any Class with a corresponding increase in the aggregate amount of Commitments of the other Class (whether such increase is provided by Lenders party to this Agreement on the Signing Date or by new Lenders that become party hereto) shall not be deemed adverse to the Lenders; it being understood that no Lender shall be required to increase its Commitment without its written consent. At the request of at least three out of the five Arrangers, the Borrower shall execute each amendment pursuant to this Section 9.02(c), but the Borrower’s failure or refusal to execute such amendment shall not affect the validity thereof.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) if the Acquisition is consummated, all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one counsel (in addition to one local counsel per jurisdiction) for the Administrative Agent and the Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any proposed or effective amendments, modifications or waivers of the provisions hereof, and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Arrangers or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under any Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent and the Arrangers under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and the Arrangers such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and the Arrangers, as applicable, in their respective capacities as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Arrangers, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default referred to in clause (a), (e), (f) or (g) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Obligors, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Obligors, the Administrative Agent and the Lenders

may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Obligors and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Obligors, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b), that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 or 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Notwithstanding anything in this paragraph to the contrary, any bank that is a member of the Farm Credit System that (a) has purchased a participation from CoBank in the minimum amount of $10,000,000 on or after the Closing Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by CoBank as being entitled to be accorded the rights of a voting participant hereunder (any bank that is a membeor of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of CoBank shall be correspondingly reduced), on a dollar-for-dollar basis, as if such participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of assignee as set forth in Exhibit A hereto and (ii) state the dollar amount of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender, acting for this purpose as an agent of the Borrower, shall maintain a register for recordation of the names and addresses of its Participants and the amounts of their participations, the entries in which participant register shall be conclusive.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Obligors, to comply with Section 2.15(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that (i) the provisions of the Commitment Letter that survive the expiration or termination of the Commitment Letter (as set forth in the penultimate paragraph thereof and in Amendment No. 1 to the Commitment Letter) shall survive in accordance with the terms of the Commitment Letter and shall not be superseded by this Agreement and (ii) the Fee Letter shall survive and shall not be superseded by this Agreement, except that the Ticking Fee payable pursuant to Section 2.10(a) shall be without duplication of the “Ticking Fee” payable pursuant to the Fee Letter to the extent the period for measurement of the Ticking Fee is co-extensive. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction

SECTION 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that whether the conditions set forth in Sections 5.01(j) and (l) (with respect to representations made by Seller in the Purchase Agreement) have been satisfied shall be determined under the laws of the State of Delaware.

(b)Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the

Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from any Obligor relating to the Borrower or any of its Subsidiaries (or their business) or obtained by the Administrative Agent or any Lender from a review of the books and records of the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the “know your customer” regulations and the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies each Obligor, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Obligor. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL PAPER COMPANY

By:	/s/ Errol Harris
Name: Errol Harris
Title: Treasurer & Vice President

CENTRAL LEWMAR LLC

By:	/s/ Mark G. Stall
Name: Mark G. Stall
Title: Manager

INTERNATIONAL PAPER REALTY CORPORATION

By:	/s/ Robert J. Grillet
Name: Robert J. Grillet
Title: Director

INTERNATIONAL PAPER FINANCIAL SERVICES, INC.

By:	/s/ D. E. Arick
Name: David E. Arick
Title: Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Linda Meyer
Name: Linda Meyer
Title: Vice President

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director Banking Product Services, US

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael L. Letson, Jr.
Name: Michael L. Letson, Jr.
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Heidi Sandquist
Name: Heidi Sandquist
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Grover A. Fitch
Name: Grover A. Fitch
Title: Managing Director

CoBank, ACB, as a Lender

By:	/s/ Michael Tousignant
Name: Michael Tousignant
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager

BNP PARIBAS, as a Lender

By:	/s/ Angela B. Arnold
Name: Angela B. Arnold
Title: Director

By:	/s/ Shayn March
Name: Shayn March
Title: Managing Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A., as a Lender

By:	/s/ Peter Tommaney
Name: Peter Tommaney
Title: Senior Vice President

By:	/s/ Christian Aguirre
Name: Christian Aguirre
Title: Assistant Vice President International Corporate Banking

CALYON NEW YORK BRANCH, as a Lender

By:	/s/ Rod Hurst
Name: Rod Hurst
Title: Managing Director

By:	/s/ Yufi Muzichenko
Name: Yufi Muzichenko
Title: Director

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Edward C. A. Forsberg, Jr.
Name: Edward C. A. Forsberg, Jr.
Title: Senior Vice President & Manager

By:	/s/ David A. Bennett
Name: David A. Bennett
Title: Vice President

REGIONS BANK, as a Lender

By:	/s/ Bryan W. Ford
Name: Bryan W. Ford
Title: Senior Vice President

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Chin-Eav Eap
Name: Chin-Eav Eap
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, NEW YORK BRANCH, as a Lender

By:	/s/ Ravneet Mumick
Name: Ravneet Mumick
Title: Authorized Signatory

TORONTO DOMINION (TEXAS) LLC, as a Lender

By:	/s/ Debbi L. Brito
Name:	Debbi L. Brito
Title:	Authorized Signatory

SCHEDULE I-A

Tranche A Commitments

Name of Tranche A Lender	Commitment
JPMorgan Chase Bank, N.A.	$160,000,000
UBS Loan Finance LLC	160,000,000
Bank of America, N.A.	160,000,000
Deutsche Bank AG New York Branch	160,000,000
The Royal Bank of Scotland PLC	160,000,000
CoBank, ACB	182,000,000
Sumitomo Mitsui Banking Corporation	125,000,000
BNP Paribas	125,000,000
Banco Bilbao Vizcaya Argentaria S.A.	110,000,000
Calyon New York Branch	110,000,000
Commerzbank AG, New York and Grand Cayman Branches	110,000,000
Regions Bank	110,000,000
SOCIÉTÉ GÉNÉRALE	110,000,000
The Bank of Tokyo-Mitsubishi UFJ, LTD	110,000,000
Toronto Dominion (Texas) LLC	100,000,000
The Bank of Nova Scotia	60,000,000
Scotiabanc Inc.	50,000,000
Nordea Bank Finland Plc	50,000,000
Mizuho Corporate Bank, Ltd.	50,000,000
Wells Fargo Bank N.A.	50,000,000
Bank of China, New York Branch	30,000,000
The Governor and Company of the Bank of Ireland	30,000,000
PNC Bank, National Association	25,000,000
The Bank of New York	25,000,000
Bank of Taiwan, New York Agency	20,000,000
First Commercial Bank New York Agency	15,000,000
First Tennessee Bank	15,000,000
Raymond James Bank, FSB	15,000,000
Taiwan Cooperative Bank, Los Angeles Branch	15,000,000
Chang Hwa Commercial Bank, Ltd., New York Branch	10,000,000
Chinatrust Commercial Bank	10,000,000
State Street Bank and Trust Company	10,000,000
Taiwan Business Bank	10,000,000
The Bank of East Asia, Limited, New York Branch	10,000,000
Svenska Handelsbanken AB (Publ)	8,000,000
Total	$2,500,000,000

SCHEDULE I-B

Tranche X Commitments

Name of Tranche X Lender	Commitment
JPMorgan Chase Bank, N.A.	$75,000,000
UBS Loan Finance LLC	75,000,000
Bank of America, N.A.	75,000,000
Deutsche Bank AG Cayman Islands Branch	75,000,000
The Royal Bank of Scotland PLC	75,000,000
The Bank of Tokyo-Mitsubishi UFJ, LTD	15,625,000
Banco Bilbao Vizcaya Argentaria S.A	15,625,000
BNP Paribas	15,625,000
Calyon New York Branch	15,625,000
Commerzbank AG, New York and Grand Cayman Branches	15,625,000
The Bank of Nova Scotia	15,625,000
SOCIÉTÉ GÉNÉRALE	15,625,000
Sumitomo Mitsui Banking Corporation	15,625,000
Total	$500,000,000

SCHEDULE II

Amortization Table

Quarterly Date Closest To:
December 31, 2008	1.25%
March 31, 2009	1.25%
June 30, 2009	1.25%
September 30, 2009	1.25%
December 31, 2009	2.50%
March 31, 2010	2.50%
June 30, 2010	2.50%
September 30, 2010	2.50%
December 31, 2010	2.50%
March 31, 2011	2.50%
June 30, 2011	2.50%
September 30, 2011	2.50%
December 31, 2011	3.75%
March 31, 2012	3.75%
June 30, 2012	3.75%
September 30, 2012	3.75%
December 31, 2012	5.00%
March 31, 2013	5.00%
June 30, 2013	5.00%
Tranche A Maturity Date	45.00%

SCHEDULE III

[Text omitted but will be supplementally furnished to the Securities and Exchange Commission upon request]

SCHEDULE IV

Existing Liens

None

SCHEDULE V

List of Guarantors

Name	Jurisdiction of Organization
Central Lewmar LLC	Delaware
International Paper Realty Corporation	Delaware
International Paper Financial Services, Inc.	Delaware

EXHIBIT A

Form of

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $3,000,000,000 Credit Agreement dated as of June 16, 2008 among International Paper Company, the guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and the other parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Commitment/Loans[2]	Aggregate Amount of Commitment/Loans for All Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans
[Tranche A Loans]	$	$	%
[Tranche X Loans]	$	$	%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date (herein, the “Effective Date”):                         , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

INTERNATIONAL PAPER COMPANY

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

$3,000,000,000 CREDIT AGREEMENT DATED AS OF June 16, 2008

BETWEEN INTERNATIONAL PAPER COMPANY, CERTAIN LENDERS PARTY THERETO AND

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT B

Form of

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

    as Administrative Agent for

the Lenders referred to below,

1111 Fannin, 10th Floor

Houston, Texas 77002

Attention: [                    ]

Re:	INTERNATIONAL PAPER COMPANY

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of June 16, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INTERNATIONAL PAPER COMPANY, a New York corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Tranche A Borrowing]
[Tranche X Borrowing]

(B)	Principal amount of Borrowing[5]	$

(C)	Date of Borrowing (which is a Business Day)[6]	[ ], 2008

(D)	Type of Borrowing	[ABR] [LIBOR]

[5]

ABR and LIBOR Loans must be in an amount that is at least $25,000,000 and an integral multiple of $1,000,000; provided that an ABR Borrowing may be equal to the remaining available balance of the applicable Commitments.

[6]

If a LIBOR Borrowing is requested, shall be a Business Day that is at least three Business Days following the date hereof to the extent this Borrowing Request is delivered to the Administrative Agent not later than 11:00 a.m. New York City time on the date hereof, otherwise a Business Day that is at least four Business Days following the date of delivery hereof.

(E)	Interest Period and the last day thereof[7]

(F)	Funds are requested to be disbursed to the Borrower’s account with [ ] (Account No. ).[8]

[Signature Page Follows]

[7]	Applicable only to LIBOR Borrowings. Shall be subject to the definition of “Interest Period” in the Credit Agreement and permitted under Section 2.02(c).

[8]	Shall comply with the requirements of Section 2.05.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

EXHIBIT C

Form of

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

270 Park Avenue

New York, New York 10017

Attention: [                    ]

[Date]

Re:	INTERNATIONAL PAPER COMPANY

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.06 of the Credit Agreement dated as of June 16, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among INTERNATIONAL PAPER COMPANY, a New York corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I thereof), the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

The Borrower hereby requests that on [                    ]9 (the “Interest Election Date”),

1.	$[ ] of the presently outstanding principal amount of the [Tranche A/Tranche X] Loans originally made on [ ],

2.	and all presently being maintained as [ABR Loans] [LIBOR Loans],

3.	be [converted into] [continued as],

4.	[LIBOR Loans having an Interest Period of [one/two/three/six/nine/twelve][10] months] [ABR Loans].

[9]

Shall be a Business Day that is at least three Business Days following the date hereof to the extent this Interest Election Request is delivered to the Administrative Agent not later than 11:00 a.m. New York City time on the date hereof, otherwise a Business Day that is at least four Business Days following the date of delivery hereof.

[10]

Shall comply with the definition of Interest Period and Section 2.02(c). Note that nine or twelve month or less than one month Interest Periods require consent of all affected Lenders. Note that if any Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

[Signature Pages Follow]

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

EXHIBIT D

Form of

JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of June 16, 2008 (the “Credit Agreement”) among INTERNATIONAL PAPER COMPANY, a New York corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement in order to induce the Lenders to make the Loans to or for the benefit of the Borrower;

WHEREAS, pursuant to Section 6.05 of the Credit Agreement, each Subsidiary (other than any Excluded Subsidiary) that was not in existence on the date of the Credit Agreement or any Excluded Subsidiary that ceases to be an Excluded Subsidiary is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement as consideration for the Loans previously made.

NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 6.05 of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor. The New Guarantor hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor.

2. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

4. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

5. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 9.01 of the Credit Agreement.

6. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices (if different than as provided
under Section 9.01(a) of the Credit Agreement):

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E-1

Form of

TRANCHE A NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, INTERNATIONAL PAPER COMPANY, a New York corporation (the “Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Tranche A Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or, if less, the aggregate unpaid principal amount of all Tranche A Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office or account specified in Section 2.17 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.11 of such Credit Agreement.

The holder of this promissory note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Tranche A Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.06 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.08 of the Credit Agreement dated as of June 16, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is Guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement, the nature and extent of the Guarantees, the terms and conditions upon which each Guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

E-1-1

INTERNATIONAL PAPER COMPANY, as the Borrower

By:
Name:
Title:

E-1-2

EXHIBIT E-2

Form of

TRANCHE X NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, INTERNATIONAL PAPER COMPANY, a New York corporation (the “Borrower”), hereby promises to pay to the order of [            ] (the “Lender”) on the Tranche X Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or, if less, the aggregate unpaid principal amount of all Tranche X Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office or account specified in Section 2.17 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.11 of such Credit Agreement.

The holder of this promissory note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Tranche X Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.06 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.08 of the Credit Agreement dated as of June 16, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is Guaranteed as provided in the Credit Agreement. Reference is hereby made to the Credit Agreement, the nature and extent of the Guarantees, the terms and conditions upon which each Guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

E-2-1

[Signature Page Follows]

E-2-2

INTERNATIONAL PAPER COMPANY, as the Borrower

By:
Name:
Title:

E-2-3

EXHIBIT F-1

FORM OF

OPINION OF DEBEVOISE & PLIMPTON LLP

[Text omitted but will be supplementally furnished to the Securities and Exchange Commission upon request]

EXHIBIT F-2

FORM OF

OPINION OF BORROWER COUNSEL

[Text omitted but will be supplementally furnished to the Securities and Exchange Commission upon request]

EXHIBIT F-3

FORM OF

OPINION OF LOCAL COUNSEL

[Text omitted but will be supplementally furnished to the Securities and Exchange Commission upon request]

EXHIBIT G

INTERNATIONAL PAPER COMPANY

OFFICER’S CERTIFICATE

I certify that I am [the Chief Executive Officer] [the Chief Financial Officer] [a senior financial officer] of International Paper Company, a New York corporation (the “Borrower”), and that, as such, I am authorized to execute this officer’s certificate (the “Officer’s Certificate”) on behalf of the Borrower pursuant to Section 5.01(a)(iv) of the Credit Agreement, dated as of June 16, 2008, (as amended and restated from time to time, the “Credit Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement), among the Borrower, the Guarantors, the Lenders, the Arrangers and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and I further certify, in my capacity as an officer of the Borrower and not in my personal capacity, that:

1. The conditions set forth in Sections 5.01(b), (c), (e), (f), (i), (j), (k) and (l) of the Credit Agreement are satisfied; provided that with respect to Section 5.01(j) and, to the extent relating to the representations made by the Seller in the Purchase Agreement, Section 5.01(l), such certification in this paragraph 1 only is made to the knowledge of the Borrower after due inquiry.

2. The conditions set forth in Section 5.01(j) and, to the extent relating to the representation made by the Seller in the first sentence of Section 4.05 of the Purchase Agreement (but excluding the words “the Business has been conducted only in the ordinary course consistent with past practice, and”), Section 5.01(l) of the Credit Agreement are satisfied; provided that for the purpose of the certification in this paragraph 2 only, (i) the words “or would reasonably be likely to be” shall be deemed deleted from the definitions of “Closing Date Acquired Business Material Adverse Effect” and “Business Material Adverse Effect,” respectively and (ii) the words “or would reasonably be expected to have” shall be deemed deleted from the first sentence of Section 4.05 of the Purchase Agreement.

3. Pursuant to Section 5.01(e) of the Credit Agreement, attached hereto as Exhibit A is the calculation of the Borrower’s [Total Debt to Total Capital Ratio]11 [Leverage Ratio]12 as of the date hereof.

[Remainder of Page Intentionally Left Blank.]

[11]	If the 6B Ratings Status is achieved on the Closing Date.

[12]	If the 6B Ratings Status is not achieved on the Closing Date.

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IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on this             day of [        ], 2008.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title:

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EXHIBIT H

FORM OF

SOLVENCY CERTIFICATE

This Certificate is furnished pursuant to Section 5.01(a) of the Credit Agreement, (as in effect on the date of this Certificate) the capitalized terms defined therein being used herein as therein defined) dated as of June 16, 2008 among Borrower, the Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders (as from time to time in effect, the “Credit Agreement”).

I, the undersigned, [financial officer] of INTERNATIONAL PAPER COMPANY, a New York corporation (“Borrower”), DO HEREBY CERTIFY on behalf of Borrower that:

1. Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of each Obligor (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Obligor (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Obligor (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured during the period from the Closing Date through the date that is 90 days after the Tranche A Maturity Date; and (d) each Obligor (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

[Signature Page Follows]

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IN WITNESS WHEREOF, I have hereunto set my hand this [    ]th day of [                    ].

INTERNATIONAL PAPER

By:
Name:
Title:

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